EXHIBIT 99.1

Steven R. Fox, DDS
317 Madison Ave Suite 1520
New York, NY 10017

July 16, 2013

Dr. Steven Rosenfeld
P O Box 1321 Lenox Hill
New York, NY 10021

Re:	Stalar 1, Inc.

Dear Steven:

This letter agreement is to confirm our agreements, as follows:

1.	Steven Fox is the majority stockholder of Stalar 1, Inc., a Delaware corporation (“Stalar 1”), holding 1,975,000 shares of the Common Stock of Stalar 1. Steven Fox, as an officer, director and majority stockholder of Stalar 1, has loaned monies to Stalar 1 to fund operating expenses. Such loans are unsecured and payable on demand with interest at the prime rate of 3.25% at December 31, 2012.
2.	Steven Rosenfeld agrees to purchase 872,950 shares (the “Shares”) of Steven Fox’s shares of Stalar 1, at a per share purchase price equal to the par value of such shares, or $872.95 in the aggregate (the “Purchase Price”).
3.	Steven Fox hereby agrees to transfer the Shares to Steven Rosenfeld (or an affiliated entity, 100% owned by Steven Rosenfeld), and agrees to execute such further paperwork in order to complete such transfer. Steven Fox hereby agrees that, except for the repurchase right set forth herein, the Shares are validly issued, fully paid and non-assessable, and free and clear of all liens, claims and encumbrances other than restrictions on transfer imposed by applicable federal and state securities laws and that upon transfer as provided for herein, Steven Rosenfeld will acquire good and marketable title to the Shares purchased hereunder.
4	Following the transfer of the Shares as contemplated herein, Steven Rosenfeld shall hold approximately 42.70% of the currently issued and outstanding capital stock of Stalar 1.
5.	Steven Rosenfeld, as additional consideration for such Shares, hereby agrees to reimburse Steven Fox for 42.70% of the operating expenses of Stalar 1, and such funding will continue for the foreseeable future and until altered by mutual written consent of the parties hereto.
6.	Steven Rosenfeld represents and warrants that he is an accredited investor, and has made such inquiries and conducted such due diligence as he has deemed necessary in order to research the business and financial condition of Stalar 1, including a review of all of Stalar 1’s public company filings as made with the U.S. Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934 (the “Exchange Act”). Steven Rosenfeld agrees that he has obtained, to the extent he deems necessary, professional advice with respect to the risks inherent in such investments in the Shares, and Stalar 1, and the suitability of his representations and agreements herein, in light of his financial condition and investment needs. Additionally, Steven Rosenfeld has such knowledge and experience in financial and business matters, and is capable of evaluating the merits and significant risks of an investment in the Shares.

7.	Steven Rosenfeld agrees to coordinate and cooperate with Steven Fox, and his representatives, in order to make initial and recurring public ownership filings, including Forms 3, 4 and 5, and Schedule 13G or D filings and amendments thereto, as will be required as a result of Steven Rosenfeld’s ownership in Stalar 1.
8.	In the event that Steven Rosenfeld breaches his agreements as set forth herein, Steven Fox shall have the right to repurchase the Shares, for the Purchase Price herein, and Steven Rosenfeld agrees to sign such transfer paperwork as may be required in order to transfer such Shares back to Steven Fox. In the event of such a breach, Steven Fox will not be liable to return any funds, other than the Purchase Price, paid by Steven Rosenfeld in connection with the agreements contemplated herein.

If you are in agreement with the foregoing, please sign and return one copy of this Letter, which thereupon will constitute our agreement with respect to its subject matter.

Very truly yours,
/s/Steven Fox
Steven Fox

The terms of this letter agreement are hereby accepted as of this 11th day of October, 2013.

/s/Steven Rosenfeld
_________________________
Steven Rosenfeld